EXHIBIT 99.4
ATWOOD OCEANICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Sep 30, 2007	Sep 30, 2006
	(In Thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 100,361	$ 32,276
Accounts receivable, net of an allowance
of $164 and $750 at September 30, 2007
and 2006, respectively	76,597	80,222
Income tax receivable	1,870	65
Insurance receivable	-	550
Inventories of materials and supplies	26,721	22,124
Deferred tax assets	390	2,563
Prepaid expenses and deferred costs	10,240	9,873
Total Current Assets	216,179	147,673

NET PROPERTY AND EQUIPMENT	493,851	436,166

DEFERRED COSTS AND OTHER ASSETS	7,694	9,990
	$ 717,724	$ 593,829

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of notes payable	$ 18,000	$ 36,000
Accounts payable	11,769	11,760
Accrued liabilities	27,861	13,201
Deferred credits	-	404
Total Current Liabilities	57,630	61,365

LONG-TERM DEBT,
net of current maturities:	-	28,000
	-	28,000
LONG TERM LIABILITIES:
Deferred income taxes	14,729	18,591
Deferred credits	24,093	23,284
Other	5,417	3,695
	44,239	45,570
SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 50,000 shares
authorized with 31,675 and 31,046 issued
and outstanding at September 30, 2007
and 2006, respectively	31,675	31,046
Paid-in capital	133,224	115,916
Retained earnings	450,956	311,932
Total Shareholders' Equity	615,855	458,894
	$ 717,724	$ 593,829